As filed with the Securities and Exchange Commission on June 3, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Anthracite Capital, Inc.

(Exact name of Registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

13-3978906

(I.R.S. Employer Identification No.)

40 East 52nd St.

New York, New York 10022

(212) 810-3333

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard M. Shea

President and Chief Operating Officer

Anthracite Capital, Inc.

40 East 52nd St.

New York, New York 10022

Telephone: (212) 810-3333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Matthew J. Mallow, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum aggregate offering price	Amount of registration fee
12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share	23,375	(1)	$23,375,000(2)	$918.64
12% Series E-2 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share	23,375	(1)	$23,375,000(2)	$918.64
12% Series E-3 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share	23,375	(1)	$23,375,000(2)	$918.64
Common Stock, par value $0.001	9,358,986	(3)	—	(4)
Common Stock, par value $0.001	3,494,021	(5)	$32,337,164(6)	$1,270.85(6)
Total				$4,026.76
(1)	Represents the number of shares of preferred stock originally issued by the registrant in a private placement on April 4, 2008.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(3)	Estimated based on the total number of shares of common stock issuable upon conversion of the preferred stock. Each share of preferred stock is initially convertible into common stock, at the option of the holder, at an initial rate of 133.46146 shares of common stock per share of preferred stock. Pursuant to Rule 416 under the Securities Act, the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No separate consideration will be received for the shares of common stock issuable upon conversion of the preferred stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.
(5)	Represents the number of shares of common stock issued by the registrant in a private placement on April 4, 2008.
(6)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices for the registrant’s common stock reported on the New York Stock Exchange on June 2, 2008.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 3, 2008

PROSPECTUS

23,375 Shares of 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock

23,375 Shares of 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock

23,375 Shares of 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock

3,494,021 Shares of Common Stock

Shares of Common Stock Issuable upon Conversion of the Series E Preferred Stock

This prospectus relates to the resale from time to time by the selling securityholder of 23,375 shares of 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 and liquidation preference $1,000 per share (the “Series E-1 Preferred Stock”), 23,375 shares of 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 and liquidation preference $1,000 per share (the “Series E-2 Preferred Stock”), 23,375 shares of 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 and liquidation preference $1,000 per share (the “Series E-3 Preferred Stock” and, together with the Series E-1 Preferred Stock and the Series E-2 Preferred Stock, the “Series E Preferred Stock”), 3,494,021 shares of our common stock, par value $0.001 per share (our “common stock”), and the shares of our common stock issuable upon conversion of the Series E Preferred Stock.

The Series E Preferred Stock and common stock, including the shares of common stock issuable upon the conversion of the Series E Preferred Stock, are collectively referred to in this prospectus as the “offered securities.”

On April 4, 2008, we issued the offered securities in a private transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The offered securities are being registered to permit the selling securityholder to sell the offered securities from time to time in the public market. The selling securityholders may sell any or all of the offered securities available to it for sale, subject to federal securities laws, but is under no obligation to do so.

The selling securityholders may sell the offered securities through ordinary brokerage transactions or through any means described in this prospectus. The price at which the selling securityholder may sell the offered securities will be determined by the prevailing market for the offered securities or in negotiated transactions. See “Plan of Distribution.”

Our common stock is listed on The New York Stock Exchange under the symbol “AHR.” The closing sale price of our common stock on The New York Stock Exchange on June 2, 2008 was $9.25 per share. The Series E Preferred Stock is not listed on any securities exchange or included in any automatic quotation system.

Investing in the offered securities involves risks that are described in the “ Risk Factors” section of this prospectus beginning on page 6 and the risk factors incorporated herein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission, or SEC. You should carefully read and consider these risk factors before you invest in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2008

i

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and until the selling securityholder has sold all of the securities to which this prospectus relates.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 13, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 15, 2008;

•	Our Definitive Proxy Statement on Schedule 14A that we filed with the SEC on April 14, 2008;

•	Our Current Reports on Form 8-K filed on January 31, 2008, February 21, 2008, March 4, 2008, April 4, 2008, April 7, 2008 and April 16, 2008; and

•	The description of our common stock included in our registration statement on Form 8-A, filed on March 9, 1998.

These documents are available at http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Anthracite Capital, Inc.

40 East 52nd Street

New York, New York 10022

Telephone: (212) 810-3333

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance.

ii

In addition to factors previously disclosed in our SEC reports and those identified elsewhere in this prospectus, the following factors, among others, could cause actual results to differ materially from those anticipated in forward-looking statements or historical performance:

1.	the introduction, withdrawal, success and timing of business initiatives and strategies;

2.	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

3.	the relative and absolute investment performance and operations of BlackRock Financial Management, Inc., our manager;

4.	the impact of increased competition;

5.	the impact of future acquisitions and divestitures;

6.	the unfavorable resolution of legal proceedings;

7.	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or our manager;

8.	terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us;

9.	the ability of our manager to attract and retain highly talented professionals;

10.	fluctuations in foreign currency exchange rates; and

11.	the impact of changes to tax legislation and, generally, our tax position.

Our Annual Report on Form 10-K for the year ended December 31, 2007 and our subsequent reports filed with the SEC, accessible on the SEC’s website at http://www.sec.gov, identify additional factors that can affect forward-looking statements.

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not include all of the information you should consider before deciding to purchase the offered securities. Please review this entire prospectus and the documents incorporated by reference herein, including the risk factors discussed below, before you to decide to purchase the offered securities. In this prospectus, unless otherwise indicated, “Anthracite,” the “Company,” “we,” “us” and “our” refer to Anthracite Capital, Inc. and its subsidiaries.

Anthracite Capital, Inc.

We are a specialty finance company that invests in commercial real estate assets on a global basis. We seek to generate income from the spread between the interest income, gains and net operating income on our commercial real estate assets and the interest expense from borrowings to finance our investments. Our primary activities are investing in high yielding commercial real estate debt and equity. We combine traditional real estate underwriting and capital markets expertise to maximize the opportunities arising from the continuing integration of these two disciplines. We focus on acquiring pools of performing loans in the form of commercial mortgage-backed securities (“CMBS”), issuing secured debt backed by CMBS and providing strategic capital for the commercial real estate industry in the form of mezzanine loan financing. We also began investing in diversified portfolios of commercial real estate in the United States during December 2005.

Our primary investment activities are conducted in three investment sectors: (i) commercial real estate securities, (ii) commercial real estate loans and (iii) commercial real estate equity. The commercial real estate securities portfolio provides diversification and high yields that are adjusted for anticipated losses over a period of time (typically, a ten-year weighted average life) and can be financed through the issuance of secured debt that matches the life of the investment. Commercial real estate loans and equity provide attractive risk adjusted returns over shorter periods of time through strategic investments in specific property types or regions.

We are a Maryland corporation, managed by BlackRock Financial Management, Inc., or the manager, a subsidiary of BlackRock, Inc., or BlackRock. The manager provides an operating platform that incorporates significant asset origination, risk management and operational capabilities. We commenced operations on March 24, 1998. We are organized and conduct our operations in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes. We have adopted compliance guidelines, including restrictions on acquiring, holding, and selling assets, to ensure that we meet the requirements for qualification as a REIT. Our charter also contains restrictions on ownership of our common stock to assist us in maintaining our qualification as a REIT. See “Federal Income Tax Considerations” and “Risk Factors.”

Our principal executive offices are located at 40 East 52nd Street, New York, New York 10022, and our telephone number is (212) 810-3333. Our website is http://www.anthracitecapital.com. The information on our website is not considered part of this prospectus. Copies of the documents referred to in this prospectus and all documents incorporated by reference herein (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus incorporate by reference) may be obtained without charge upon written or oral request to Anthracite Capital, Inc. at the address and telephone number under “Additional Information.”

About the Manager

BlackRock is one of the world’s largest publicly traded (NYSE:BLK) investment management firms. As of March 31, 2008, its assets under management were approximately $1.364 trillion. BlackRock manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. BlackRock Financial Management, Inc. is a subsidiary of BlackRock.

The Series E Preferred Stock

The summary below highlights information contained elsewhere in this prospectus. This summary is not a complete description of the Series E Preferred Stock. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Series E Preferred Stock and the common stock issuable upon conversion of the Series E Preferred Stock, see the section entitled “Description of the Series E Preferred Stock” and “Description of Capital Stock” in this prospectus. As used in this section, references to the “Company,” “we,” “us” and “our” refer only to Anthracite Capital, Inc. and do not include its subsidiaries.

Issuer	Anthracite Capital, Inc.

Securities Offered by the Selling Securityholder	(i) 23,375 shares of 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share.

(ii) 23,375 shares of 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share.

(iii) 23,375 shares of 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share.

Liquidation Preference	In the event of our liquidation, each holder of Series E Preferred Stock then outstanding shall be entitled to receive out of our assets legally available for distribution to stockholders an amount equal to the greater of (i) $1,000 (the “liquidation preference”) per share, plus any accumulated but unpaid dividends thereon, and (ii) the amount that the holder would have been entitled to receive if a share of the holder’s Series E Preferred Stock had been converted into shares of our common stock immediately prior to the liquidation.

Dividends	Holders of the Series E Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefore, cash dividends at the rate of 12% per annum on the liquidation preference per share, accruing from the beginning of the relevant dividend period and payable in quarterly arrears on February 1, May 1, August 1, and November 1 of each year commencing May 1, 2008. Unpaid dividends compound quarterly at the rate of 12% per annum.

Ranking	The Series E Preferred Stock are, with respect to dividend rights and rights upon liquidation, dissolution or winding up:

•	senior to all classes of our common stock and each other class of equity securities the terms of which provide that such class or series will rank junior to the Series E Preferred Stock;

•

on parity with all equity securities the terms of which expressly provide that such securities will rank on a parity with the Series E Preferred Stock, including our 9.375% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) and 8.25% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”); and

•	junior to all equity securities the terms of which specifically provide that such securities will rank senior to the Series E Preferred Stock.

Conversion Rights	Each share of Series E Preferred Stock may be converted at any time at the option of the holder into a number of shares of our common stock equal to the liquidation preference per share of Series E Preferred Stock divided by the conversion price. The current conversion price is equivalent to an initial conversion rate of 133.46146 shares of common stock for each share of Series E Preferred Stock.

Mandatory Conversion at Our Option	On or after April 4, 2013, we may cause the Series E Preferred Stock to be automatically converted into shares of our common stock at the conversion rate then in effect if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before we give the notice of forced conversion exceeds 140% of the conversion price of the Series E Preferred Stock.

Repurchase at the Option of the Holder	Holders of Series E-1 Preferred Stock have the right to require us to repurchase their shares on or after April 4, 2012 for cash at a per share amount equal to the liquidation preference per share, plus an amount equal to all declared but unpaid dividends to but excluding the repurchase date as described under “Description of the Series E Preferred Stock — Repurchase at the Option of the Holder.”

Holders of Series E-2 Preferred Stock have the right to require us to repurchase their shares on or after April 4, 2013 for cash at a per share amount equal to the liquidation preference per share, plus an amount equal to all declared but unpaid dividends to but excluding the repurchase date as described under “Description of the Series E Preferred Stock — Repurchase at the Option of the Holder.”

Holders of Series E-3 Preferred Stock do not have the right to require us to repurchase their shares at their option.

Repurchase upon Fundamental Change	If we undergo certain change of control transactions, holders of shares of Series E Preferred Stock have the right, subject to certain conditions, to require us to repurchase all of their Preferred Stock for cash, in whole but not in part, at specified repurchase prices (expressed as a percentage of the liquidation preference per share), plus an amount equal to all declared but unpaid dividends to but excluding the repurchase date as described under “Description of the Preferred Stock — Repurchase upon Fundamental Change at the Option of the Holder.”

Redemption at Our Option

On and after April 4, 2013, we may, at our option, redeem shares of the Series E Preferred Stock, in whole or in part, at any time and from time to time, for cash at a per share amount equal to the liquidation preference per share, plus an amount equal to all declared but unpaid dividends to but excluding the redemption date, as described under “Description of the Series E Preferred Stock — Redemption at Our Option.”

Special Redemption at Our Option	We may, at our option, redeem shares of the Series E Preferred Stock, in whole or in part, at any time (including before April 4, 2013) and from time to time, for cash at a per share amount equal to the liquidation preference per share, plus an amount equal to all declared but unpaid dividends to but excluding the redemption date, solely to preserve our status as a REIT; provided, however, that if, after April 4, 2008, we issue preferred stock, we will first redeem the preferred stock held by such later investors before redeeming any shares of Series E Preferred Stock, as described under “Description of the Series E Preferred Stock — Special Redemption at Our Option.”

Voting Rights	Each holder of the Series E Preferred Stock will have one vote for each share of common stock into which each share of the Series E Preferred Stock is convertible.

Holders of the Series E Preferred Stock (voting together as a single class alone) have the right to elect one person to our board of directors, so long as more than 50.0% of the Series E Preferred Stock, in the aggregate, have been continuously owned by the initial holder.

Whenever dividends on the Series E Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), then, the holders of the Series E Preferred Stock (voting together as a single class with all of our other equity securities upon which like voting rights have been conferred and are exercisable) shall be entitled to elect a total of two additional directors to our board of directors.

Ownership Limit	In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, pursuant to our charter, unless our board grants an exception, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or the “Code”), more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. See “Federal Income Tax Considerations” and “Risk Factors — Restrictions on ownership of our common stock may inhibit market activity.” In connection with the issuance of the Series E Preferred Stock, our board of directors granted an exception to the initial holder from the ownership limitation. We agreed to grant an exception to transferees (i) that are not individuals within the meaning of Section 542(a)(2) of the Code, as modified by Seciton 856(h) of the Code, (ii) whose ownership of the Series E Preferred Stock would not cause us to (a) fail to qualify as a REIT or (b) be a “pension-held REIT”, and (iii) that provide us with certain undertakings, as described under “Description of Series E Preferred Stock — Ownership Limit.”

NYSE Symbol for Our Common Stock	Our common stock is listed on The New York Stock Exchange under the symbol “AHR.”

Use of Proceeds	The selling securityholder will receive all the proceeds from the sale of the securities offered under this prospectus. We will not receive any proceeds from these sales.

Risk Factors	You should carefully consider the information set forth under the heading “Risk Factors” in this prospectus, as well as the other information included in or incorporated by reference into this prospectus before deciding whether to invest in the offered securities.

RISK FACTORS

An investment in the offered securities involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus and other documents that are incorporated by reference into this prospectus, including the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making a decision to invest in the offered securities.

Risks Related to the Offered Securities

We may issue additional shares of preferred stock that could adversely affect holders of shares of our common stock and, as a result, holders of the Series E Preferred Stock.

Our board of directors is authorized to issue additional classes or series of shares of our preferred stock without any action on the part of our stockholders, subject to the limitations set forth in the applicable certificate of designations governing any outstanding series of preferred stock. Our board of directors also has the power, without stockholder approval and subject to the terms of our existing series of preferred stock, to set the terms of any such classes or series of shares of our preferred stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue shares of our preferred stock in the future that have preference over shares of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue shares of our preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the trading price of shares of our common stock and, as a result, the market value of our Series E Preferred Stock could be adversely affected.

Holders of our common stock may experience dilution of their ownership interests due to registration for resale of the Series E Preferred Stock and the common stock issuable upon conversion thereof and any future issuance of additional shares of our common stock.

We are registering for resale an aggregate of 23,375 shares of our Series E-1 Preferred Stock, 23,375 shares of our Series E-2 Preferred Stock and 23,375 shares of our Series E-3 Preferred Stock, in each case as designated by the applicable Articles Supplementary filed with the State of Maryland on April 4, 2008, and 12,853,007 shares of our common stock, including 9,358,986 that are issuable upon conversion of the Series E Preferred Stock. We may also in the future issue additional shares of our authorized and unissued common stock in connection with compensation of our Manager, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes, all of which will result in the dilution of the ownership interests of holders of our common stock. Issuance of additional shares of common stock may also create downward pressure on the trading price of our existing common stock that may in turn require us to issue additional shares to raise funds through sales of our securities. This will further dilute the ownership interests of holders of our common stock.

The Series E Preferred Stock does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares. We cannot assure you that an active trading market will develop for the Series E Preferred Stock.

The Series E Preferred Stock has no established trading market, and we have not applied and do not intend to apply for the listing of the Series E Preferred Stock on any securities exchange or for the inclusion of the Series E Preferred Stock on any automated quotation system. Consequently, a liquid trading market for the Series E Preferred Stock may not develop and the market price of the Series E Preferred Stock may be volatile. As a result, you may be unable to sell your shares of Series E Preferred Stock at a price equal to or greater than that which you paid, if at all.

The market price of the Series E Preferred Stock could be significantly affected by the market price of our common stock.

We expect that the market price of the Series E Preferred Stock will be significantly affected by the market price of our common stock. The market price of our common stock likely will continue to fluctuate in response to factors including the following:

•	the other risk factors described in or incorporated by reference into this prospectus;

•	prevailing interest rates;

•	the market for similar securities;

•	additional issuances of common stock;

•	general economic conditions; and

•	our financial condition, performance and prospects, including our ability or inability to meet analyst expectations.

Most of these factors are beyond our control. In addition, the stock markets in general, including The New York Stock Exchange, have experienced price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the notes and our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the Series E Preferred Stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including the issuance of common stock upon conversion of the Series E Preferred Stock or the vesting of restricted stock or options, could depress the market price of the notes, our Series E Preferred Stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the Series E Preferred Stock. In addition, the existence of the Series E Preferred Stock also may encourage short selling by market participants because the conversion of the Series E Preferred Stock could depress our common stock price.

The price of our common stock could be affected by possible sales of our common stock by investors who view the Series E Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the Series E Preferred Stock.

Restrictions on ownership of our stock may inhibit market activity.

In order for us to meet the requirements for qualification as a REIT at all times, our charter generally prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class of our capital stock. Our charter further prohibits (i) any person from beneficially or constructively owning shares of capital stock that would result in our being “closely held” under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT, and (ii) any person from transferring shares of capital stock if such transfer would result in shares of capital stock being beneficially owned by fewer than 100 persons. If any transfer of shares of capital stock occurs which, if effective, would result in a violation of one or more ownership limitations, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee may not acquire any rights in such shares; provided, however, that if any transfer occurs which, if effective, would result in shares of capital stock being owned by fewer than 100 persons, then the transfer shall be null and void and the intended transferee shall acquire no rights to the stock. Subject to certain limitations, our board of directors may waive the limitations for certain investors.

The provisions of our charter or relevant Maryland law may inhibit market activity and the resulting opportunity for the holders of our stock to receive a premium for their stock that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our stock of any class.

Material provisions of the Maryland General Corporation Law (“MGCL”), including those relating to “business combinations” and a “control share acquisition,” and of our charter and bylaws may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of us that would be beneficial to stockholders and might otherwise result in a premium over then prevailing market prices. Although our bylaws contain a provision exempting the acquisition of our common stock by any person from the control share acquisition statute, there can be no assurance that such provision will not be amended or eliminated at any time in the future.

The conversion rate of the Series E Preferred Stock may not be adjusted for all dilutive events, which may adversely affect the trading price of the Series E Preferred Stock.

The conversion rate of the Series E Preferred Stock is subject to adjustment for certain events, including the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under “Description of the Series E Preferred Stock — Conversion Rights — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as certain exchange offers or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and the event may not result in an adjustment to the conversion rate.

You may have to pay taxes if we make or fail to make certain adjustments to the conversion rate of the Series E Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Series E Preferred Stock is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. See “Description of the Series E Preferred Stock — Conversion Rights — Conversion Rate Adjustments.” If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive a corresponding cash distribution. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that has the effect of increasing your proportionate interest in our company could be treated as a deemed taxable dividend to you. The amount that you would have to include in income generally will be equal to the amount of the distribution that you would have received if you had converted your Series E Preferred Stock into our common stock.

If you are a non-U.S. holder (as defined in “Federal Income Tax Considerations”), a deemed dividend could be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which could be set off against subsequent distribution payments. See “Federal Income Tax Considerations.”

We cannot assure you that we will not be required to withhold on payments to non-U.S. holders of Series E Preferred Stock in connection with a sale, exchange, redemption, repurchase, conversion, or other disposition of Series E Preferred Stock based on the facts and circumstances at the time.

Although we believe that currently the Series E Preferred Stock do not constitute “U.S. real property interests” and we therefore do not currently intend to withhold under the Foreign Investment in Real Property Tax Act, or FIRPTA, we cannot assure you that the Series E Preferred Stock will not constitute U.S. real property interests depending on the facts in existence at the time of any sale, exchange, redemption, repurchase, conversion or other disposition of a share of Series E Preferred Stock. If the Series E Preferred Stock were to constitute U.S. real property interests, withholding under FIRPTA on payments to non-U.S. holders in connection with such a sale, exchange, redemption, repurchase, conversion or other disposition of Series E Preferred Stock may be required regardless of whether such non-U.S. holders provided certification documenting their non-U.S. status. See “Federal Income Tax Considerations.”

We may not be able to pay dividends upon events of default under our financing documents.

Some of our financing documents contain restrictions on dividends upon the occurrence of events of default thereunder. If such an event of default occurs, such as our failure to pay principal at maturity or interest when due for a specified period of time, we would be prohibited from making payments on our capital stock, including our common stock.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our securitizations have resulted in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, under recently issued IRS guidance, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. See “Federal Income Tax Considerations — Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income” and “Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Tax-Exempt Stockholders.” Moreover, we could be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

USE OF PROCEEDS

All sales of offered securities will be made by or for the account of the selling securityholder named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. We will not receive any proceeds from the sale by any selling securityholder of the offered securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The historical ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated is as follows:

	Three months ended March 31, 2008	Year ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to combined fixed charges and preferred stock dividends	1.86	1.20	1.26	1.34	1.16	—

For the purpose of calculating the above ratios, earnings represent:

•	income from continuing operations before adjustment for income or loss from equity investees; plus

•	fixed charges; plus

•	amortization of capitalized expenses related to indebtedness; plus

•	distributed income of equity investees; minus

•	preferred stock dividend requirements of consolidated subsidiaries.

Combined fixed charges and preferred stock dividends represent:

•	interest expensed; plus

•	amortized premiums, discounts and capitalized expenses related to indebtedness; plus

•	preferred stock dividend requirements of consolidated subsidiaries.

The ratios are based solely on historical financial information, and no pro forma adjustments have been made thereto. For the year ended December 31, 2003, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $20.2 million.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our charter, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our charter and bylaws, copies of which are available as set forth under “Additional Information.”

Authorized Capital Stock

The authorized capital stock of Anthracite Capital, Inc. consists of 500,000,000 shares of capital stock, 400,000,000 of such shares being common stock, par value $0.001 per share, and 100,000,000 shares being preferred stock, par value $0.001 per share, issuable in one or more series.

As of May 2, 2008, 68,938,283 shares of our common stock were issued and outstanding, 2,300,000 shares of our 9.375% Series C Cumulative Redeemable Preferred Stock were issued and outstanding, 3,450,000 shares of our 8.25% Series D Cumulative Redeemable Preferred Stock were issued and outstanding, 23,375 shares of our 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock were issued and outstanding, 23,375 shares of our 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock were issued and outstanding and 23,375 shares of our 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock were issued and outstanding. No warrants to purchase our common stock or preferred stock are issued and outstanding.

Common Stock

Voting Rights.    Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limitations described below under “— Restrictions on Ownership and Transfer of Our Capital Stock; Repurchase of Shares.”

Dividends.    The holders of outstanding shares of common stock, subject to any preferences that may be applicable to any outstanding series of preferred stock, are entitled to receive ratably such dividends out of assets legally available for that purpose at such times and in such amounts as our board of directors may from time to time determine.

Liquidation and Dissolution.    Upon our liquidation or dissolution, the holders of the common stock will be entitled to share ratably in our assets legally available for distribution to stockholders after payment of, or provision for, all known debts and liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

Other Rights.    Holders of the common stock generally have equal dividend, distribution, liquidation and other rights, and shall have no preference, conversion, exchange, appraisal, preemptive or cumulative voting rights. All outstanding shares of common stock are duly authorized, fully paid and nonassessable.

Transfer Agent and Registrar.    American Stock Transfer & Trust Company, New York, New York, acts as transfer agent and registrar for the common stock.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock. As of May 2, 2008, 2,300,000 shares of our 9.375% Series C Cumulative Redeemable Preferred Stock were issued and outstanding, 3,450,000 shares of our 8.25% Series D Cumulative Redeemable Preferred Stock were issued and outstanding, 23,375 shares of our 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock were issued and outstanding, 23,375 shares of our 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock were issued and outstanding and 23,375 shares of our 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock were issued and outstanding. Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

Restrictions on Ownership and Transfer of Our Capital Stock; Repurchase of Shares

Two of the requirements for qualification as a real estate investment trust are that:

(1)	during the last half of each taxable year for which a REIT election is made, other than the first taxable year for which a REIT election is made, not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals. This requirement is known as the “5/50 Rule”; and

(2)	there must be at least 100 stockholders on 335 days of each taxable year of 12 months, other than the first taxable year for which a REIT election is made.

To assist us in meeting these requirements, our charter generally prohibits any person from acquiring or holding, directly or indirectly, in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the number of our outstanding shares of common stock or any class of preferred stock. For this purpose, the term “ownership” is defined in accordance with the REIT Provisions of the Internal Revenue Code and the constructive ownership provisions of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code. Subject to certain limitations, our board of directors may modify the ownership limitations provided such action does not affect our qualification as a REIT.

For purposes of the 5/50 Rule, the constructive ownership provisions applicable under Section 544 of the Internal Revenue Code

(1)	attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries,

(2)	attribute ownership of securities owned by certain family members to other members of the same family, and

(3)	treat securities with respect to which a person has an option to purchase as actually owned by that person.

These rules will be applied in determining whether a person holds shares of common stock or preferred stock in violation of the ownership limitations specified in our charter. Accordingly, under certain circumstances, shares of common stock or preferred stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations specified in our charter. Ownership of shares of stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is generally determined by actual, and not constructive, ownership.

Our charter further provides that if any transfer of shares of stock which, if effective, would

(1)	result in any person beneficially or constructively owning shares of stock in excess or in violation of the 9.8% ownership limitations described above,

(2)	result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, or

(3)	result in us being “closely held” under Section 856(h) of the Internal Revenue Code,

then that number of shares of common or preferred stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to a trustee as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares of common or preferred stock held by the trustee shall be issued and outstanding shares of common or preferred stock. The intended transferee shall not benefit economically from owning any shares held in the trust, shall have no rights to dividends, and shall possess no rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee before our discovery that shares of common or preferred stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid to the trustee. Our board of directors may, in its discretion, modify these restrictions on owning shares in excess of the ownership limitations, to the extent such modifications do not affect our qualification as a REIT.

Within 20 days of receiving notice from us that shares of common or preferred stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations specified in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows: The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, e.g., in the case of a gift, devise or other such transaction, the market price, as defined below, of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of common or preferred stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift, and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The term “market price” on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price, as defined below, for such shares on such date. The “closing price” on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The New York Stock Exchange or, if such shares are not listed or admitted to trading on The New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation Systems, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by our board of directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by our board of directors.

Every owner of more than 5%, or such lower percentage as required by the Internal Revenue Code or the regulations promulgated under the Internal Revenue Code, of the outstanding shares or any class or series of our stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each owner of more than 5% shall provide to us additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations.

Material Provisions of Maryland Law and of Our Charter and Bylaws

The following is a summary of the material provisions of the MGCL, as amended from time to time, and of our charter and bylaws. It does not restate the material provisions completely. We urge you to read our charter and bylaws. See “Additional Information.” For a description of additional restrictions on transfer of the common stock, see “— Restrictions on Ownership and Transfer of Our Capital Stock; Repurchase of Shares.”

Removal of Directors

Our charter provides that a director may be removed from office at any time for cause by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors.

Our board has elected to opt in to a corporate governance provision providing that each vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. For a more detailed description, see “— Corporate Governance.”

Staggered Board

Our charter and bylaws divide the board of directors into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the board of directors will make it more difficult for stockholders to change the composition of the board of directors because only a minority of the directors can be elected at any one time. The classification provisions could also discourage a third party from accumulating our stock or attempting to obtain control of us, even though this attempt might be beneficial to us and some, or a majority, of our stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of common stock or preferred stock at a higher price than might otherwise be available.

Furthermore, as described under “— Corporate Governance,” our board may classify itself without the vote of stockholders. Such classification cannot be altered by a charter amendment, thereby making it more difficult for stockholders to change the composition of the board because they cannot veto the board’s classification.

Business Combinations

Under the MGCL, certain “business combinations” including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is defined in the MGCL as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. During the five year period, any applicable business combination must be recommended by the board of directors of that corporation and approved by the affirmative vote of at least:

(a)	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

(b)	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. The MGCL does not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

(1)	one-tenth or more but less than one-third,

(2)	one-third or more but less than a majority or

(3)	a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply:

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of common stock. We cannot give any assurance that such provision will not be amended or eliminated at any time in the future.

Corporate Governance

The MGCL provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into the applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a director.

Our board has elected into the last of the foregoing provisions providing that each vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. A director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer to acquire our stock.

Amendment to the Charter

We reserve the right from time to time to make any amendment to our charter that is authorized by law at present or in the future, including any amendment which alters the contract rights as expressly stated in our charter, of any shares of outstanding stock. Our charter may be amended only by the affirmative vote of holders of shares entitled to cast at least a majority of all the votes entitled to be cast on the matter; provided, however, that provisions relating to the indemnification of our present and former directors and officers, our election to be taxed as a REIT, the removal of directors for cause and our dissolution may be amended only by the affirmative vote of a majority of the board of directors and the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast in the election of directors.

Dissolution of Anthracite

Our dissolution must be approved by the affirmative vote of at least two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class, and the affirmative vote of holders of at least two-thirds of any series or class of stock expressly granted a series or class vote on our dissolution in the resolutions providing for such series or class. Before such vote, the dissolution must be approved by a majority of the board of directors.

Advance Notice of Director Nominations and New Business

The bylaws provide that

(a)	with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only

(1)	pursuant to our notice of the meeting,

(2)	by the board of directors, or

(3)	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures specified in the bylaws, and

(b)	with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors or

(c)	provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions specified in the bylaws.

Possible Anti-takeover Effect of Material Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our charter creating a staggered board, implementation of the corporate governance provisions described above and the advance notice provisions of our bylaws could delay, defer or prevent a change in control of us or other transaction that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Reports to Stockholders

We will furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

DESCRIPTION OF THE SERIES E PREFERRED STOCK

The following description is a summary of the material provisions of the Articles Supplementary governing each series of Series E Preferred Stock and the related registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Articles Supplementary governing each series of Series E Preferred Stock, including the definitions of certain terms used therein, and to all provisions of the registration rights agreement. We urge you to read the Articles Supplementary governing each series of Series E Preferred Stock and the registration rights agreement because they, and not this description, define each holder’s rights as a holder of the Series E Preferred Stock.

As used in this section, “Description of the Series E Preferred Stock,” references to “Anthracite Capital,” the “Company,” “we,” “us” and “our” refer only to Anthracite Capital, Inc. and do not include its subsidiaries, unless the context otherwise requires.

General

On April 4, 2008, we issued 23,375 shares of 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, 23,375 shares of 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock and 23,375 shares of 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock, which we refer to as the “Series E Preferred Stock,” in a private transaction exempt from registration pursuant to Section 4(2) of the Securities Act. We entered into a registration rights agreement, dated as of April 4, 2008, which we refer to as the “registration rights agreement,” with the selling securityholder pursuant to which we agreed to file a shelf registration statement with the SEC covering resales of the Series E Preferred Stock, as well as shares of our common stock issuable upon conversion of, or in connection with, the Series E Preferred Stock, of which this prospectus is a part. Each holder may request a copy of each Articles Supplementary and the registration rights agreement from us at the address set forth under “Additional Information.”

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (referred to herein sometimes as a “liquidation”), each holder of Series E Preferred Stock then outstanding will be entitled to receive out of the assets of the Company legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Company and subject to the rights of holders of any equity securities issued by us ranking senior to the Series E Preferred Stock as to liquidation rights) an amount equal to the greater of (i) $1,000 (the “liquidation preference”) per share, plus any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the date of payment before any distribution of assets is made to holders of common stock and any other shares of our equity securities that rank junior to the Series E Preferred Stock as to liquidation rights and (ii) the amount that the holder would have been entitled to receive if a share of such holder’s Series E Preferred Stock had been converted into shares of common stock immediately prior to such liquidation.

If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Company, our assets are insufficient to make full payment to holders of the Series E Preferred Stock and any shares of other classes or series of our equity securities ranking on a parity with the Series E Preferred Stock as to liquidation rights, then the holders of the Series E Preferred Stock and all other such classes or series of equity securities ranking on a parity with the Series E Preferred Stock as to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Company. However, a consolidation or merger of the Company with or into another entity, the merger of another entity with or into the Company, a statutory share exchange by the Company or a sale, lease, transfer or conveyance of all or substantially all of the Company’s property or business will not be considered a liquidation, dissolution or winding up of the Company.

Dividends

The Series E Preferred Stock pays dividends at a rate of 12% of the liquidation preference per annum on a cumulative basis, and accrued and unpaid dividends compound quarterly. Dividends are paid quarterly in arrears, beginning on May 1, 2008, on the 1st day of each February, May, August and November, when, as and if declared by our board of directors out of legally available funds. Dividend record dates are the 1st day of the calendar month immediately preceding the calendar month in which the applicable dividend payment date falls or such other date designated by our board of directors not more than 60 nor less than 10 calendar days before such dividend payment date. Any dividend payable on the Series E Preferred Stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Series E Preferred Stock will accrue and cumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared by our board of directors. Accumulated but unpaid dividends on the Series E Preferred Stock will cumulate as of the dividend payment date on which they first become payable, on the date of redemption or on the date of conversion, as the case may be. All accrued and unpaid dividends will compound quarterly at the rate of 12% per annum.

Except as provided in the following sentence, if any shares of Series E Preferred Stock are outstanding, no dividends, other than distributions in kind of our common stock or other shares of our equity securities ranking junior to the Series E Preferred Stock as to dividends and upon liquidation, will be declared or paid or set apart for payment on, and no other dividend shall be declared or made upon, our common stock or any other shares of our equity securities of any other class or series ranking, as to dividends and upon liquidation, on a parity with or junior to the Series E Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series E Preferred Stock for all past dividend periods and the then current dividend period that have not been paid. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and all other equity securities ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other equity securities ranking on a parity as to dividends with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and each such other equity security will in all cases bear to each other the same ratio that accumulated dividends per share of Series E Preferred Stock and such other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

Except as provided in the preceding paragraph, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series E Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, no common stock or any other shares of our equity securities ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except by conversion into or exchange for common stock or other shares of our equity securities ranking junior to the Series E Preferred Stock as to dividends and upon liquidation.

Holders will not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series E Preferred Stock as described above. Any dividend payment made on the Series E Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series E Preferred Stock which remains payable.

Ranking

The Series E Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, will rank on parity with all equity securities the terms of which expressly provide that such securities will rank on parity with the Series E Preferred Stock, including our 9.375% Series C Cumulative Redeemable Preferred Stock and 8.25% Series D Cumulative Redeemable Preferred Stock, and

senior to all classes or series of our common stock and to all equity securities the terms of which provide that such equity securities will rank senior to the Series E Preferred Stock. The Series E Preferred Stock ranks junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the Series E Preferred Stock. Equity securities does not include convertible debt securities.

Conversion Rights

General

Each share of Series E Preferred Stock may be converted at any time at the option of the holder into a number of shares of our common stock equal to the liquidation preference per share of Preferred Stock divided by the conversion price. The current conversion price is equivalent to an initial conversion rate of 133.46146 shares of common stock for each $1,000 liquidation preference of Preferred Stock.

Mandatory Conversion at Our Option

On or after April 4, 2013, we will have the right, at our option, at any time or from time to time, to cause all or a portion of the shares of the Series E Preferred Stock to be converted, without any action on the part of the holder thereof and whether or not any of the certificates for such shares are surrendered to us, into the number of shares of common stock into which such shares of the Series E Preferred Stock could have been converted at the conversion rate then in effect as of the date of the mandatory conversion notice (as defined below) if, for twenty trading days (as defined below) within the period of thirty consecutive trading days ending on the trading day preceding the date we deliver a mandatory conversion notice, the closing price (as defined below) of the common stock exceeds 140% of the then-applicable conversion price (as defined below) of the Series E Preferred Stock; provided, however, we may not cause conversion of shares of Series E Preferred Stock pursuant to this section unless (i) a resale registration statement registering such shares of Series E Preferred Stock or the shares of common stock into which such shares of Series E Preferred Stock are convertible is effective or (ii) the shares of common stock into which such shares of Series E Preferred Stock are convertible are eligible to be sold to the public pursuant to Rule 144 (or any other similar provision then in force) under the Securities Act without volume limitations or may otherwise be freely traded. The date of the mandatory conversion notice will be the date we deliver such notice.

In order to exercise the conversion right described in this section, we must provide notice of such conversion to each holder of Series E Preferred Stock then outstanding (such notice, a “mandatory conversion notice”). The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no more than twenty days after the date on which we provide such mandatory conversion notice. In addition to any information required by applicable law or regulation, the mandatory conversion notice must state, as appropriate (i) the mandatory conversion date, (ii) the number of shares of common stock to be issued upon conversion of each share of Series E Preferred Stock and (iii) the number of shares of Series E Preferred Stock to be converted.

Conversion at the Option of the Holder

Subject to the adjustments described in “— Conversion Rate Adjustments,” shares of the Series E Preferred Stock may be converted, in whole or in part, at any time after the issuance thereof at the election of the holder thereof until the close of business on the last trading day prior to the date fixed for redemption of such shares or the liquidation, dissolution or winding up of the Company, by the holder thereof, without the payment of any additional consideration, in the form of shares of fully paid and nonassessable shares of common stock. For purposes hereof, the “conversion price” per share will be equal to $7.4928 per share, subject to adjustment from time to time in accordance with the provisions described in “— Conversion Rate Adjustments.” Each share of Series E Preferred Stock will be convertible into the number of shares of common stock determined by dividing $1,000 by the conversion price (initially equivalent to a conversion ratio of 133.46146 shares of common stock for each share of Preferred Stock). Upon conversion, any accumulated and unpaid dividends shall be payable in cash.

The right to convert the shares of the Series E Preferred Stock into shares of the common stock as set forth in the preceding paragraph will be exercised by the holder of the Series E Preferred Stock only by surrendering to us for that purpose the certificate or certificates representing the shares to be converted at our principal office (or at such other of our offices or agencies as we may designate by notice in writing to the holders of the Series E Preferred Stock) at any time during our usual business hours, accompanied by written notice to us stating that the holder elects to convert all or a stated number of shares of the Series E Preferred Stock into shares of the common stock and identifying the name or names (with address and social security or taxpayer identification number) in which the certificate or certificates for shares of the common stock issuable upon such conversion will be issued and the address at which such certificate or certificates should be delivered (each, a “conversion notice”). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion must be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the persons entitled to receive the common stock upon conversion of the Series E Preferred Stock will be deemed to have converted such Series E Preferred Stock immediately prior to the closing of such sale of securities.

As promptly as practicable after our receipt of a conversion notice and the surrender of the certificate or certificates for the share or shares of the Series E Preferred Stock to be converted, but in no event later than five business days thereafter, we will issue and deliver, or cause to be issued and delivered, to the holder at the address specified in the conversion notice, (i) a certificate or certificates evidencing the number of duly authorized and issued, fully paid and nonassessable shares of the common stock to which the holder of shares of the Series E Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Series E Preferred Stock evidenced by the surrendered certificate or certificates are to be converted, a new certificate or certificates for the number of shares of the Series E Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of the Series E Preferred Stock converted into shares of our common stock.

If a conversion of shares of Series E Preferred Stock is to be made in connection with a redemption of such shares, such conversion may, at the election of any holder tendering Series E Preferred Stock for conversion, be conditioned upon the consummation of such event, in which case such conversion shall not be deemed to be effective until the satisfaction of such conditions.

Ownership Limit

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, pursuant to our charter, unless our board grants an exception, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of the value of our outstanding stock, subject to certain exceptions. See “Description of Capital Stock — Restrictions on Ownership and Transfer of Our Capital Stock; Repurchase of Shares.” In connection with the issuance of the Series E Preferred Stock, our board of directors granted an exception to the initial holder from the ownership limitation. We agreed to grant an exception to transferees (i) that are not individuals within the meaning of Section 542(a)(2) of the Code, as modified by Section 856(h) of the Code, (ii) whose ownership of the Series E Preferred Stock would not cause us to (a) fail to qualify as a REIT or (b) be a “pension-held REIT”, and (iii) that provide us with certain undertakings, including those set forth in (i) and (ii) (a) and (b).

Conversion Rate Adjustments

Except as otherwise provided below, if we issue or sell any shares of our common stock without consideration or for consideration per share less than the current market price, then, and in each such event, the conversion price will be adjusted, effective as of the close of business on the date of such issuance or sale, to an amount determined by multiplying the conversion price in effect immediately prior to such issuance or sale, by the following fraction:

X + Y
X + Z

Where:

“X”	equals the sum of (i) the number of shares of common stock issued and outstanding immediately prior to such issuance or sale, (ii) the number of shares of common stock issuable upon conversion of any shares of the Series E Preferred Stock and any other class or series of our convertible securities issued and outstanding immediately prior to such issuance or sale and (iii) the number of shares of common stock issuable upon the exercise of any options or warrants to purchase shares of the common stock or securities convertible into or exchangeable for shares of the common stock, or other securities that are convertible into or exchangeable for shares of the common stock, issued and outstanding immediately prior to such issuance or sale (collectively, the “Common Stock Equivalents”);

“Y”	equals the number of shares of common stock which the aggregate consideration received by us for the total number of shares of the common stock issued without consideration or for consideration per share less than the current market price would purchase at the current market price in effect immediately prior to such issuance or sale; and

“Z”	equals the number of additional shares of common stock issued or deemed issued by us without consideration or for consideration per share less than the current market price.

The “current market price” per share of common stock on any date in question will be deemed to be the average of the daily closing prices of any share of common stock for the five trading days ending on the day in question.

The “closing price” of any share of common stock on any day means the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of such common stock, in each case on the NYSE Composite Tape or, if the common stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the common stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm selected from time to time by the board of directors for that purpose or, if not so available in such manner, as otherwise determined in good faith by our board of directors.

A “trading day” means a day on which securities are traded on the national securities exchange or quotation system used to determine the closing price.

For purposes of the paragraph above, in case at any time we in any manner grant, issue or sell (whether directly or by assumption in a merger or otherwise) (i) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of (such warrants, rights or options hereinafter being referred to as “options”), any shares of the common stock or any stock or other securities convertible into or exchangeable for shares of the common stock (such convertible or exchangeable stock or securities being hereinafter referred to as “convertible securities”), or (ii) any convertible securities, whether or not such options or the right to convert or exchange any such convertible securities are immediately exercisable, and the net aggregate consideration per share (as defined below) to be received by us for the shares of the common stock issuable upon exercise thereof or the exchange or conversion thereof shall be less than the current market price in effect immediately prior to the time of the granting, issuance or sale of such options or convertible securities, then the total maximum number of shares of common stock issuable upon (x) the exercise of such options or upon conversion or exchange of the total maximum amount of such convertible securities issuable upon the exercise of such options or (y) the conversion or exchange of all such convertible securities, will be deemed to have been issued, as of the date of granting, issuance or sale of such options or convertible securities, for such net aggregate consideration per share for purposes of the paragraph above. No adjustment to the conversion price may be made upon the actual issuance of shares of the common stock upon (A) the exercise of any options or upon the issuance of convertible securities upon exercise of any options (or upon the actual issuance of any shares of the common stock upon conversion or exchange of convertible securities) or (B) conversion or exchange of such convertible securities if an adjustment will have been made upon the issuance of any such options or convertible securities.

The “net aggregate consideration per share” with respect to any options or convertible securities means the amount which is equal to the total amount of consideration, if any, received by us for the issuance of such options or convertible securities, plus the minimum amount of consideration, if any, payable to us upon exercise (plus, in the case of options to subscribe for or acquire convertible securities, the minimum aggregate of additional consideration, if any, payable to us upon the issuance of such convertible securities or upon the conversion or exchange thereof) or upon the conversion or exchange of the convertible securities divided by the aggregate number of shares of the common stock that would be issuable upon (i) the exercise of such options or upon the conversion or exchange of such convertible securities issuable upon exercise of such options or (ii) conversion or exchange of such convertible securities.

Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to above the additional consideration, if any, payable upon the conversion or exchange of any convertible securities referred to in this section, or the rate at which such convertible securities are convertible into or exchangeable for common stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the conversion price in effect for the Series E Preferred Stock at the time of such event shall forthwith be readjusted to the conversion price which would have been in effect at such time had such options or convertible securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the conversion price then in effect hereunder is thereby reduced; and on the expiration of any such option or the termination of any such right to convert or exchange such convertible securities, the conversion price then in effect will forthwith be increased to the conversion price which would have been in effect at the time of such expiration or termination had such Option or convertible securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

We will not be required to make any adjustment to the conversion price in the case of (i) the conversion of shares of Series E Preferred Stock into shares of common stock, (ii) issuances to employees of the manager of options to purchase up to 500,000 shares of the common stock pursuant to our compensatory stock option plans approved by our board of directors at a price not less than 95% of current market price, or the issuance of shares of the common stock upon the exercise of any of such options, (iii) issuances pursuant to our dividend reinvestment and stock purchase plan, (iv) issuances to the manager or its designees pursuant to the Amended and Restated Investment Advisory Agreement dated as of March 31, 2008 between us and the manager, as may be amended, replaced or supplemented from time to time, (v) issuances pursuant to our 2006 stock award and incentive plan and other stock award and incentive plans and (vi) the conversion of up to $80,000,000 aggregate principal amount of our 11.75% Convertible Senior Notes due 2027 (the “2027 Notes”) into shares of common stock or the settlement of the 2027 Notes in shares of common stock.

The calculation by our board of directors of any adjustment to the conversion price, made in good faith and in accordance with the foregoing provisions of this section, shall be final and binding on all of our stockholders.

In the event that we (i) issue additional shares of the common stock or convertible securities as a dividend or other distribution on outstanding shares of the common stock, (ii) subdivide outstanding shares of the common stock into a greater number of shares of the common stock or (iii) combine outstanding shares of the common stock into a smaller number of shares of the common stock, then, and in each such event, the conversion price will, simultaneously with the happening of each such event, be adjusted by multiplying the conversion price then in effect by a fraction, the numerator of which shall be the number of shares of the common stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of the common stock outstanding immediately after such event.

Other Adjustments

In the event we make or declare, or fix a record date for the determination of holders of shares of the common stock entitled to receive, a dividend or other distribution payable in our securities other than shares of the common stock or in assets (excluding cash dividends or distributions), then, and in each such event, adequate provision shall be made so that holders of shares of the Series E Preferred Stock will be entitled to receive upon conversion thereof, in addition to the number of shares of the common stock receivable upon conversion thereof, an amount per share of Series E Preferred Stock equal to (i) the aggregate amount of capital stock, securities or other assets, as the case may be, that would have been received per share of the common stock by holders of the Series E Preferred Stock had their shares of Series E Preferred Stock been converted into shares of the common stock on the record date established by our board of directors for determining stockholders entitled to receive such dividend or distribution multiplied by (ii) the number of shares of the common stock into which each share of the Series E Preferred Stock could have been converted on such record date. No adjustments or provision for adjustments shall be made to the conversion price as a result of any of the events described in this paragraph.

If the shares of the common stock issuable upon the conversion of the shares of our Series E Preferred Stock are changed into the same or a different number of shares of any other class or classes or series of our capital stock, whether by recapitalization, reclassification or otherwise, then, and in each such event, adequate provisions will be made such that the holder of each share of our Series E Preferred Stock will have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of the common stock into which such share of the Series E Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or other change. No adjustments or provision for adjustments shall be made with respect to the conversion price as a result of any of the events described in this paragraph.

Except as otherwise provided in this paragraph, if, at any time or from time to time, we become a party to a merger or consolidation of the Company with or into another person, a share exchange involving us or sell, lease, exchange or transfer all or substantially all of the property or assets of the Company to any other person, then, as a condition to the consummation of such transaction, adequate provision shall be made so that each holder of shares of the Series E Preferred Stock will thereafter be entitled to receive, per share of Series E Preferred Stock, upon conversion of the shares of the Series E Preferred Stock, (i) the number of shares of capital stock or other securities or property of the Company, or of the successor corporation, resulting from such merger, consolidation, share exchange or sale, lease, exchange or transfer, that would have been received per share of common stock by holders of shares of the Series E Preferred Stock had their shares of Series E Preferred Stock been converted into shares of the common stock immediately prior to the consummation of such transaction multiplied by (ii) the number of shares of the common stock into which each share of the Series E Preferred Stock could have been converted immediately prior to the consummation of such transaction. No adjustments or provision for adjustments shall be made with respect to the conversion price as a result of any of the events described in this paragraph.

Repurchase at the Option of the Holder

On or after April 4, 2012, each holder of Series E-1 Preferred Stock will have the right to require, at its option, upon giving notice as provided in the Series E-1 Articles Supplementary, us to repurchase all of such holder’s shares of Series E-1 Preferred Stock, in whole but not in part, for cash, at a repurchase price per share equal to the liquidation preference per share, plus all accumulated but unpaid dividends thereon, whether or not declared, to but excluding the date of repurchase to the extent that we have funds legally available therefore.

On or after April 4, 2013, each holder of Series E-2 Preferred Stock will have the right to require, at its option, upon giving notice as provided in the Series E-2 Articles Supplementary, us to repurchase all of such holder’s shares of Series E-2 Preferred Stock, in whole but not in part, for cash, at a repurchase price per share equal to the liquidation preference per share, plus all accumulated but unpaid dividends thereon, whether or not declared, to but excluding the date of repurchase to the extent that we have funds legally available therefore.

Immediately prior to any repurchase of shares of Series E-1 Preferred Stock or Series E-2 Preferred Stock pursuant to this section, we will pay, in cash, any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the repurchase date. Except as provided in the previous sentence, we will not make any payment or allowance for unpaid dividends, whether or not in arrears, on Series E-1 Preferred Stock or Series E-2 Preferred Stock for which a notice of repurchase has been given.

Each holder that wishes to exercise its repurchase right must notify us in writing of its exercise. Upon receipt of such notice, we will as promptly as practicable repurchase such holder’s shares. Holders electing to have shares of Series E-1 Preferred Stock or Series E-2 Preferred Stock purchased pursuant to this section will be required to surrender the certificate or certificates representing such shares of preferred stock to us on the business day immediately preceding the purchase date.

Holders of Series E-3 Preferred Stock do not have the right to require, at their option, us to repurchase their shares of Series E-3 Preferred Stock.

Repurchase upon Fundamental Change at the Option of the Holder

If we undergo a change of control (as defined below), each holder of Series E Preferred Stock will have the right to require, at its option, upon giving notice, us to repurchase all of such holder’s shares of Series E Preferred Stock, in whole but not in part, for cash at the following repurchase prices (expressed as a percentage of the liquidation preference per share), whether or not declared, to but excluding the date of repurchase, to the extent we have funds legally available therefor:

If the Change of Control occurs during the twelve-month period commencing on April 4 of the year set forth below	Repurchase Price
2008	105.000%
2009	104.000%
2010	103.000%
2011	102.000%
2012	101.000%
2013 and thereafter	100.000%

Immediately prior to any repurchase of shares of Series E Preferred Stock, we will pay, in cash, any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the repurchase date. Except as provided in the previous sentence, we will not make any payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of repurchase has been given. The holders of 66 2/3% or more of the voting power of the then outstanding shares of each series of the Series E Preferred Stock may execute a written waiver of any repurchase right applicable to each outstanding share of the applicable series of preferred stock.

A “change of control” means: (i) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Voting Stock, measured by voting power rather than number of shares; (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries; (iii) the first day on which a majority of the members of our board of directors are not continuing directors (as defined below); or (iv) any event pursuant to which the Manager shall cease to act as our external manager.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the original issuance of the Series E Preferred Stock or (ii) was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

The term “voting stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Redemption at Our Option

On and after April 4, 2013, we may, at our option, redeem shares of the Series E Preferred Stock, in whole or in part, at any time and from time to time, for cash at a per share amount equal to the liquidation preference per share, plus an amount equal to all declared but unpaid dividends to but excluding the redemption date), without interest, to the extent we have funds legally available therefore; provided, however, we may not redeem shares of Series E Preferred Stock unless (i) a resale registration statement registering such shares of Series E Preferred Stock or the shares of common stock into which such shares of Series E Preferred Stock are convertible is effective or (ii) the shares of common stock into which such shares of Series E Preferred Stock are convertible are eligible to be sold to the public pursuant to Rule 144 (or any other similar provision then in force) under the Securities Act, without volume limitations or may otherwise be freely traded.

If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed pursuant to our optional redemption right, the shares to be redeemed will be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by our board of directors. If such redemption is to be by lot and, as a result of such redemption, any holder of Series E Preferred Stock would become a holder of a number of Series E Preferred Stock in excess of the ownership limit contained in Article VI of our charter because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in our charter (and unless our board of directors has exempted such holder from the ownership limit in accordance with Section 6.1.7 of our charter), then we will redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will hold in excess of the ownership limit subsequent to such redemption.

Unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on all shares of the Series E Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, no shares of Series E Preferred Stock may be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on all shares of the Series E Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, we may not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock or any other shares of our equity securities ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for shares of our equity securities ranking junior to or on parity with the Series E Preferred Stock as to dividends and upon liquidation). The restrictions on redemptions, purchases and other acquisitions shall not prevent the redemption, purchase or acquisition by us of preferred stock of any series pursuant to Article VI of our charter or otherwise in order to ensure that, among other things, we qualify as a REIT under the Code, or the redemption, purchase or acquisition of Series E Preferred Stock pursuant to a purchase or exchange offer is made on the same terms to all holders of the Series E Preferred Stock.

Immediately prior to any redemption of shares of Series E Preferred Stock, we will pay, in cash, any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series E Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date. Except as provided in the previous sentence, we will not make any payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of redemption has been given.

Special Redemption at Our Option

We may, at our option, redeem shares of the Series E Preferred Stock, in whole or in part, at any time (including before April 4, 2013) and from time to time, for cash at a per share amount equal to the liquidation preference per share, plus an amount equal to all declared but unpaid dividends to but excluding the redemption date, solely to preserve our status as a REIT; provided, however, that if we after April 4, 2008 issue preferred stock, we will first redeem the securities held by such later investors before redeeming any shares of Series E Preferred Stock. We may only redeem such number of shares of Series E Preferred Stock as is necessary to preserve our status as a REIT.

If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares to be redeemed will be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by our board of directors. If such redemption is to be by lot and, as a result of such redemption, any holder of Series E Preferred Stock would become a holder of a number of shares of Series E Preferred Stock in excess of the ownership limit as contained in Article VI of our charter because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in our charter (and unless the board of directors has exempted such holder from the ownership limit in accordance with Section 6.1.7 of our charter), we will redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will hold in excess of the ownership limit subsequent to such redemption.

Unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on all shares of the Series E Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, no shares of Series E Preferred Stock may be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on all shares of the Series E Preferred Stock for all past dividend periods and the then current dividend period that have not been paid, we may not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock or any other shares of our equity securities ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for shares of our equity securities ranking junior to or on parity with the Series E Preferred Stock as to dividends and upon liquidation). The restrictions on redemptions, purchases and other acquisitions do not prevent the redemption, purchase or acquisition by us of preferred stock of any series pursuant to Article VI of our charter or otherwise in order to ensure that, among other things, we qualify as a REIT under the Code, or the redemption, purchase or acquisition of Series E Preferred Stock pursuant to a purchase or exchange offer is made on the same terms to all holders of the Series E Preferred Stock.

Immediately prior to any redemption of shares of Series E Preferred Stock pursuant to a special redemption at our option, we will pay, in cash, any accumulated but unpaid dividends thereon, whether or not declared, to but excluding the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series E Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date. Except as provided in the previous sentence, we will not make any payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of redemption has been given.

Voting Rights

Each outstanding share of Series E Preferred Stock is entitled to one vote for each share of common stock into which such share of Series E Preferred Stock is convertible, as of the record date for the determination of stockholders entitled to vote, on any matter submitted to a vote or consent of the holders of our common stock. Except as set forth herein, each share of Series E Preferred Stock is otherwise subject to the provisions of our Bylaws and holders of the Series E Preferred Stock have no other voting rights. Holders of the Series E Preferred Stock (voting together as a single class alone) will have the right to elect, at any annual or special meeting of our stockholders or by a written consent in lieu of a meeting, one person to our board of directors, so long as more than 50.0% of the Series E Preferred Stock, in the aggregate, have been continuously owned by the selling securityholder.

On April 4, 2008, Andrew P. Rifkin, a senior member of DLJ Real Estate Capital Partners, Inc., the manager of the selling securityholder, and the designee of the selling securityholder as the holder of the Series E Preferred Stock, was elected to our board of directors.

Whenever dividends on the Series E Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), then, in accordance with our bylaws, our board of directors must take all requisite action in accordance with the MGCL to increase by two the number of our directors, and the holders of the Series E Preferred Stock (voting together as a single class with all of our other equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to designate a total of two additional director nominees to our board of directors. If and when all accumulated dividends and the dividend for the then current dividend period on the Series E Preferred Stock will have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment in full, the holders of Series E Preferred Stock will be divested of the voting rights set forth in this paragraph (subject to revesting in the event of each and every preferred dividend default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared by our board of directors and set aside for payment in full on all other series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each director elected as described in this paragraph will expire.

So long as any Series E Preferred Stock remain outstanding, we may not, directly or indirectly, without the affirmative vote of the holders of at least two-thirds of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or increase the authorized amount of or issue any class or series of equity securities ranking senior to the outstanding Series E Preferred Stock with respect to the payment of dividends, the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, (ii) reclassify any of our authorized equity securities into any such senior equity securities, (iii) create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities, (iv) amend, alter or repeal the provisions of our charter (including the Series E Articles Supplementary), whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series E Preferred Stock, or (v) obligate ourselves to do any of the foregoing; provided, however, that with respect to any such amendment, alteration or repeal of the provisions of our charter (including the Series E Articles Supplementary) upon the occurrence of an event described in clause (iv) above, so long as shares of the Series E Preferred Stock remain outstanding with the terms thereof materially unchanged in any adverse respect, taking into account that, upon the occurrence of an event described in clause (iv) above, we may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series E Preferred Stock, the occurrence of any such event described in clause (iv) above will not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series E Preferred Stock; provided further that any increase in the amount of authorized securities of any other class or series of our equity securities, in each case ranking on a parity with or junior to the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, or the creation of any such securities ranking on a parity with the Series E Preferred Stock, will not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series E Preferred Stock.

Governing Law

The Series E Articles Supplementary are governed by the laws of the State of Maryland and the registration rights agreement is governed by the laws of the State of New York.

Registration Rights

We entered into a registration rights agreement with the selling securityholder, dated as of April 4, 2008, pursuant to which we agreed for the benefit of the selling securityholder, at our expense, use our commercially reasonable efforts to file a shelf registration statement covering resales of the securities within 60 days and to cause a shelf registration statement covering resales of the securities to become effective under the Securities Act no later than 120 days after the original issue date of the securities and keep the shelf registration statement effective until the earliest of (i) the date on which such share of Series E Preferred Stock or such share of common stock has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, (ii) the date on which the offered securities are eligible to be sold to the public without volume limitations pursuant to Rule 144 (or any other similar provision then in force) under the

Securities Act or may otherwise be freely traded, (iii) the date on which the offered securities cease to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise) or (iv) the date on which the offered securities have been transferred and securities not subject to transfer restrictions under the Securities Act have been delivered by or on behalf of us in accordance with the Series E Articles Supplementary, as applicable.

Under the registration rights agreement, we are permitted to suspend the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments and other events. Any suspension period may not exceed:

•	30 days at a time or

•	An aggregate of 60 days in any 360-day period.

Each holder, by its acceptance of the offered securities, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

Each of the following is a registration default:

•	the registration statement has not been filed prior to or on the 60th day following the original issuance of the offered securities;

•

the registration statement has not been declared effective prior to or on the 120th day following the first date of original issuance of the offered securities, which is referred to as the “effectiveness target date”;

•

we fail to name a holder that has supplied all of the required information in a timely manner as a selling securityholder in the prospectus through a prospectus supplement or file a post-effective amendment within the required time periods as described below;

•

any post-effective amendment required to be filed as described below, if not immediately effective upon filing, has not been declared effective prior to the 45th day following the date such post-effective amendment is required to be filed;

•

at any time after the effectiveness of the shelf registration statement, the registration statement ceases to be effective or is not usable and (1) we do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act (other than in the case of a suspension period described in the preceding paragraph) or (2) a suspension period, when aggregated with other suspension periods during any 360-day period, continues, unterminated, for more than 60 days;

•

except as a result of certain excluded events, our common stock is not listed or quoted, or is suspended from trading, on an eligible market for a period of 3 business days during the effectiveness period; or

•	during the effectiveness period, except as a result of certain excluded events, we fail to have any offered securities listed or quoted on an eligible market.

If a registration default occurs, predetermined additional amounts will accrue from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. The additional amounts will be paid to those entitled to dividend payments on such dates in arrears on each February 1, May 1, August 1 and November 1 and will accrue at a rate per year equal to:

•	0.25% of the aggregate purchase price of the Shares to and including the 90th day following such registration default; and

•	0.50% of the aggregate purchase price of the Shares from and including the 91st day following such registration default.

For purposes of calculating the additional amount, the purchase price of each share of Series E Preferred Stock will be $1,000 and the purchase price of each share of common stock will be $6.69.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our Series E Preferred Stock and common stock received upon conversion of the Series E Preferred Stock. For purposes of this section under the heading “Federal Income Tax Considerations,” (i) references to “Anthracite Capital, Inc.,” “we,” “our” and “us” mean only Anthracite Capital, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated and (ii) references to our “stock” mean both our Series E Preferred Stock and our common stock . This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	banks or other financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	S corporations;

•	taxpayers subject to the alternative minimum tax;

•	United States holders (as defined below) whose “functional currency” is not the United States dollar;

•	persons who hold our stock on behalf of another person as nominees;

•	persons who receive stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of holding our stock will depend on such holder’s particular tax circumstances. For example, a shareholder that is a partnership or trust that has issued an equity interest to certain types of tax exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “— Taxable Mortgage Pools and Excess Inclusion Income.” A similar tax may be payable by persons who hold our stock as nominees on behalf of such tax exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you, in light of your particular investment or tax circumstances, of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Anthracite Capital, Inc.

We have elected to qualify for federal income tax purposes as a real estate investment trust, or “REIT,” commencing with our taxable year ended December 31, 1998. We believe that we have been organized, have operated, and expect to continue to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with the preparation of this prospectus. In connection with the registration of the Series E Preferred Shares hereunder we received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with our initial taxable year that ended on December 31, 1998, we were organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our actual method of operation has enabled, and our proposed method of operation will enable, Anthracite Capital, Inc. to meet the requirements for qualification and taxation as a REIT. It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by the management of Anthracite Capital, Inc. and affiliated entities regarding our organization and the past, present and future conduct of our business operations. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code and the Treasury regulations issued thereunder, including requirements relating to the nature and composition of our assets and income. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination.

While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or us that we will so qualify for any particular year. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements to which REITs are subject. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that Anthracite Capital, Inc. qualifies as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay, and therefore will not be subject to federal corporate income tax on net income that we distribute to stockholders on a current basis. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Legislation that was enacted in 2003, and subsequently amended, reduces the rate at which most individuals, trusts and estates are taxed on corporate dividends, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the period through and including the 2010 tax year. With limited exceptions, however, dividends received from us and from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See “Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as any capital gains that we recognize. See “Taxation of Stockholders.” In addition, dividends from us are not eligible for a dividends received deduction in the hands of our stockholders.

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “— Taxable Mortgage Pools and Excess Inclusion Income” below.

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•

If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%), if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, plus (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (as described below) that do not reflect arm’s length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a tax-deferred transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 1998). Our charter provides restrictions regarding the ownership and transfers of its shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “— Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met. In addition, a REIT that makes use of these relief provisions must pay a penalty tax that is based upon the magnitude of the violation. Similar relief is available in the case of certain violations of the REIT asset requirements (see “— Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax, or, in some cases, where the violation is de minimis. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    Where we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is generally based on our capital interest in the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Affiliated Partnerships.”

Disregarded Subsidiaries.    Where we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which Anthracite Capital, Inc. holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Taxable Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation, and we are generally not treated as receiving any income that such a subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we generally treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets, and generally do not include income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or foreign currency gains.

We own stock of certain TRSs that are organized outside of the United States. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “— Income Tests” below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. We currently expect that our offshore TRSs will operate in a manner so that they will generally not be subject to United States federal income tax on their net income at the entity level.

Income Tests

In order to qualify as a REIT, we must satisfy two annual gross income requirements. First, at least 75% of our gross income for each taxable year, excluding any gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities and other financing structures), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from any prohibited transactions and from certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property, where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries have invested in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure, and we believe that we have in the past structured, any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We and our subsidiaries also have invested in real estate mortgage investment conduits, or REMICs, and we may invest in other types of commercial mortgage backed securities, or CMBS. See below under “— Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

We may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are generally created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests generally qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “— Taxation of REITs in General,” “— Requirements for Qualification — General,” “— Asset Tests” and “— Failure to Qualify.”

Rents will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based, in whole or in part, on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount that is at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We are subject to special rules applicable to certain types of income earned by taxable subsidiary corporations that are organized outside of the United States. These rules require that we include our share of such income in the parent REIT’s taxable income as it is earned by the subsidiary, without regard to whether, or when, the income is distributed by the subsidiary as a dividend. We believe, based upon the advice of counsel, that income inclusions with respect to any offshore TRSs should be qualifying income for purposes of the 95% gross income test (but not for the 75% gross income test), and we treat such income inclusions in that manner. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, however, no assurance can be given that the IRS will not assert a contrary position.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95% gross income test (i.e., excluded from both the numerator and the denominator), provided that specified requirements are met, including the requirement that the instrument hedges risks associated with our indebtedness that is incurred to acquire or carry “real estate assets” (as described below under “— Asset Tests”), and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will generally not be qualifying income for either the 95% or 75% income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect, (2) we attach to our tax return a schedule of the sources of our income, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. Those relief provisions generally will be available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our gross income in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% value test, as explained below).

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain specified contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent, in whole or in part, on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any losses or deductions otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “— Income Tests.” We may, however, hold some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements.

Independent appraisals generally are not obtained to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of

(1)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion of our income. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character of any distributions that are actually made as ordinary dividends or capital gains. See “— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools,

•	loans or mortgage backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash,

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

In some circumstance we might be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year which is included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We could, however, be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure. Relief provisions are also potentially available for failures of the gross income tests and asset tests, as described above in “— Income Tests” and — Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates would generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income, if any, that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own will be treated as held for sale, or as having been sold, to customers in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers in the ordinary course of business, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will generally be subject to tax in the hands of that corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property, and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease was at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that would not otherwise qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Foreign Investments

We and our subsidiaries may hold investments in, and pay taxes to, foreign countries. Taxes we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains that we recognize directly or through pass-through subsidiaries, or that these technical requirements will not adversely affect our ability to satisfy the REIT qualification requirements.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or one of our pass-through subsidiaries enters into a hedging transaction to reduce risks associated with indebtedness incurred to acquire or carry real estate assets, and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would not be treated as gross income for purposes of the REIT 95% gross income test (i.e., would be excluded from the calculation altogether), but would nonetheless be treated as non-qualifying income for the 75% gross income test. To the extent that we hedge in other situations, the resultant income will be treated as income that does not qualify for purposes of both the 95% and 75% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under recently issued IRS guidance, including IRS Notice 2006-97, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any losses or deductions otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “— Taxation of Stockholders.” Under the recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by it that is attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “— Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by the IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Affiliated Partnerships

General

We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, and in computing our taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is generally based on our capital interest in the partnership. See “Taxation of Anthracite Capital, Inc. — Effect of Subsidiary Entities — Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Anthracite Capital, Inc. — Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Anthracite Capital, Inc. — Asset Tests,” “— Income Tests” and “— Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements, without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any subsidiary partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners in any subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions.    As a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2010) which are applicable to qualified dividends from taxable C corporations received by domestic stockholders that are individuals, trusts and estates. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•

income from subsequent sales of “built-in gain” property that had previously been acquired by the REIT from C corporations in tax-deferred carryover basis transactions (less the amount of corporate tax borne by the REIT on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, if any. In that case, we might elect to apply certain provisions of the Internal Revenue Code that treat our stockholders as having received, solely for tax purposes, our undistributed capital gains. The stockholders would be taxable on this income, but would also receive a corresponding credit for the taxes that we paid on such undistributed capital gains. The stockholders would also be deemed to recontribute the after-tax amount of the income back to us, and would correspondingly increase the tax basis of their shares. See “Taxation of Anthracite Capital, Inc. — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are, to the extent of previously claimed depreciation deductions, subject to a 25% maximum federal income tax rate in lieu of the 15% capital gains rate that applies to certain taxpayers.

In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock prior to allocating any remaining earnings and profits to distributions on our common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital, and will not be taxable to a stockholder, to the extent that the amount of such distributions does not exceed the adjusted tax basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Anthracite Capital, Inc. — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits, as described above.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any losses or other deductions of the stockholder that would otherwise be available. See “Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Stock.    In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may apply up to $3,000 per year, of the excess, if any, of capital losses over capital gains, to offset ordinary income). In addition, any loss upon a sale or exchange of shares of our common stock by a stockholder who has held the shares for six months or less will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

A redemption of our Series E Preferred Stock will be treated under Section 302 of the Code as a dividend subject to tax at ordinary income tax rates (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the stock. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s stock interest in Anthracite Capital, Inc., or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Series E Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the Series E Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed Series E Preferred Stock would be transferred to the holder’s remaining stockholdings in Anthracite Capital, Inc. If, however, the stockholder has no remaining stockholdings in Anthracite Capital, Inc., such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

If an investor recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly. Moreover, we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Conversion.    A stockholder generally will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series E Preferred Stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Series E Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash and subject to downward adjustment, if any, described below), and the holding period of such common stock received on conversion will generally include the period during which the converted Series E Preferred Stock was held prior to conversion.

Cash received in lieu of a fractional shares of common stock will generally be treated as a payment in a taxable exchange for such fractional shares of common stock, and gain or loss will generally be recognized in an amount equal to the difference between the amount of cash received and the portion of the stockholder’s adjusted tax basis allocable to the fractional shares of common stock.

We intend to take the position that any accumulated and unpaid dividends paid upon conversion of a Series E Preferred Stock will be includable in income in the manner described under “— Distributions,” above. Alternatively, such payment may be treated as having been made in connection with a recapitalization of our stock, in which case a stockholder generally would not recognize loss, but would recognize gain (which, under certain circumstances, would be includable in income in the manner described under “— Distributions,” above), if any, on a Series E Preferred Stock so converted, in an amount equal to the lesser of the amount of (i) gain realized (i.e., the excess, if any, of the fair market value of the common stock received plus the cash received, over the adjusted basis in the Series E Preferred Stock converted) or (ii) the cash received. Prospective investors should consult their tax advisors regarding the tax treatment of accumulated and unpaid dividends paid upon conversion.

Adjustment of Conversion Rate.    Under certain circumstances, adjustments (or failure to make adjustments) to the conversion rate of the Series E Preferred Stock may result in constructive distributions under Section 305(c) of the Code to the holders of Series E Preferred Stock or other stockholders includable in income in the manner described under “— Distributions,” above, if and to the extent that certain adjustments (or failure to make adjustments) in the conversion rate increase the proportionate interest of a stockholder in our earnings and profits. Thus, under certain circumstances, stockholders may recognize income in the event of a constructive distribution even though they may not receive any cash or property.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. The discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

•	a citizen or resident of the United States,

•	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

Ordinary Dividends.    The portion of dividends received by non-U.S. holders that (1) is payable out of our earnings and profits, (2) is not attributable to our capital gains, and (3) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income.” As required by recent IRS guidance, we intend to disclose to stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions.    Unless our common stock constitutes a U.S. real property interest (a “ USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time that a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.    Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (“USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “— Taxation of Foreign Stockholders — Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain generally will not be so treated or be subject to FIRPTA, and will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We believe that our common stock is, and is likely to continue to be, “regularly traded” on an established securities exchange. Because our Series E Preferred Stock is not listed on any securities exchange or included in any automatic quotation system it is not considered to be “regularly traded” on an established securities market.

Dispositions of Our Stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI.

Even if the foregoing 50% test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically-controlled REIT.

In the event that we are not a domestically-controlled REIT, but our common stock is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of such class of stock at all times during a specified testing period. In addition, if (1) our common stock is regularly traded on an established securities market, (2) our Series E Preferred Stock is not regularly traded on an established securities market and (3) on the date that a non-U.S. holder acquires our Series E Preferred Stock, and on any date on which such non-U.S. holder makes subsequent acquisitions of Series E Preferred Stock, the aggregate fair market value of such non-U.S. holder’s Series E Preferred Stock is not greater than 5% of the total value of our common stock, then such non-U.S. holder’s sale of our Series E Preferred Stock generally would not be subject to tax under FIRPTA as a sale of a USRPI. As noted above, we believe that our common stock is, and is likely to continue to be, “regularly traded” on an established securities exchange, however, our Series E Preferred Stock is not listed on any securities exchange or included in any automatic quotation system and therefore is not considered to be “regularly traded” on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Conversion.    As a general rule, a non-U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series E Preferred Stock, except with respect to any cash received in lieu of a fractional share, which will be taxed as described above under “— Dispositions of Our Stock.”

We intend to take the position that any accumulated and unpaid dividends paid upon conversion of a Series E Preferred Stock will be includable in income as a distribution in the manner described above under

“— Ordinary Dividends”, “— Non-Dividend Distributions” or “— Capital Gain Dividends”, as applicable. Accordingly, we will withhold on any accumulated and unpaid dividends that are paid to a non-U.S. holder in the manner described above under “— Ordinary Dividends”, “— Non-Dividend Distributions” or “— Capital Gain Dividends”, as applicable. Alternatively, such payment may be treated as being made in exchange for our Series E Preferred Stock, in which case a stockholder generally will be taxed as described above under “— Dispositions of Our Stock.” Prospective investors should consult their tax advisors regarding the tax treatment of accumulated and unpaid dividends paid upon conversion.

Adjustment of Conversion Rate.    As described above under “— Taxation of Taxable Domestic Stockholders — Adjustment of Conversion Rate”, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the Non-U.S. holder that are taxed as described above under “— Ordinary Dividends”, “— Non-Dividend Distributions” or “— Capital Gain Dividends”, as applicable. U.S. federal withholding tax due with respect to such distributions may be set off against subsequent payments on the Series E Preferred Stock.

Estate Tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.]

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours) is a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we will be subject to corporate level tax on such income, and, in that case, we may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income.” As required by recent IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning Anthracite Capital, Inc. stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment, and that of our stockholders, may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

SELLING SECURITYHOLDER

We originally issued 23,375 shares of 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, 23,375 shares of 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock, 23,375 shares of 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock and 3,494,021 shares of our common stock, in a private placement to RECP IV Cite CMBS Equity, L.P., or the selling securityholder, on April 4, 2008.

The selling securityholder may from time to time offer and sell pursuant to this prospectus any or all of the offered securities listed below and any and all of the shares of common stock issuable upon conversion of the Series E Preferred Stock. When we refer to the “selling securityholder” in this prospectus, we mean the person listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholder’s interests.

The table below sets forth the name of the selling securityholder, the number of shares of Series E Preferred Stock beneficially owned by such selling securityholder and the number that may be offered pursuant to this prospectus, the number of shares of our common stock beneficially owned by such securityholder and the number that may be offered pursuant to this prospectus. In the below table, the number of shares of our common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 133.46146 shares of common stock per share of Series E Preferred Stock. The number of shares of common stock into which the Series E Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the Series E Preferred Stock and beneficially owned and offered by the selling securityholder pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling securityholder prior to the date hereof. Information concerning the selling securityholder may change from time to time. The selling securityholder may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholder is not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling securityholder will hold upon consummation of any such sales. In addition, since the date on which the selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

The selling securityholder is a fund managed by DLJ Real Estate Capital Partners, Inc., a wholly owned subsidiary of Credit Suisse. Credit Suisse and/or its affiliates have engaged in transactions, including swap transactions, with us, BlackRock Financial Management, Inc., our manager, and/or our or their affiliates in the past, for which they have received customary compensation, and may do so from time to time in the future. We have purchased and may from time to time in the future purchase commercial mortgage-backed and other securities and loans from Credit Suisse and its affiliates in the ordinary course of business.

	Series E-1 Preferred Stock			Series E-2 Preferred Stock			Series E-3 Preferred Stock			Common Stock
	Number of shares beneficially owned and offered hereby(1)	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after the offering	Number of shares beneficially owned and offered hereby(1)	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after the offering(2)	Number of shares beneficially owned and offered hereby(1)	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after the offering(2)	Number of shares beneficially owned and offered hereby(1)(3)	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after the offering
RECP IV Cite CMBS Equity, L.P.	23,375	0	*	23,375	0	*	23,375	0	*	12,853,007	0	*

*	Less than 1%

(1)	Unless otherwise indicated, the selling securityholder may offer any or all of the Series E Preferred Stock it beneficially owns, the common stock issuable upon conversion of the Series E Preferred Stock, and the common stock it beneficially owns.

(2)	Assumes the sale of all shares of Series E Preferred Stock and common stock offered pursuant to this prospectus.

(3)	Includes (i) 3,494,021 shares of common stock purchased by the selling securityholder on April 4, 2008 and (ii) 9,358,986 shares of common stock issuable upon conversion of the Series E Preferred Stock, assuming conversion of all of the selling securityholder’s Series E Preferred Stock at an initial conversion rate of 133.46146 shares of common stock per share of Series E Preferred Stock, which is subject to adjustment (equivalent to a conversion price of $7.4928 per share), plus cash in lieu of fractional shares, subject to anti-dilution adjustments.

PLAN OF DISTRIBUTION

The offered securities are being registered to permit public secondary trading of the offered securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling securityholder of the Series E Preferred Stock and common stock. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. The selling securityholder will pay all underwriting discounts and commissions and agent’s commissions, if any.

The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be affected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short-sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

The selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities that in turn may sell such securities. The selling securityholder also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling security holders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholder and any underwriter, broker-dealer or agent regarding the sale by the selling securityholder of the offered securities. The selling securityholder may decide to sell all or a portion of the securities offered by it pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling securityholder may transfer, devise or give the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

The selling securityholder and any underwriters, broker-dealers or agents participating in the distribution of the offered securities may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of securities by the selling securityholder and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholder and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholder and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Under the securities laws of certain states, the securities may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholder against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholder will be entitled to contribution from us in connection with those liabilities. The selling securityholder will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholder in connection with those liabilities.

We are permitted to suspend the use of this prospectus under certain circumstances for a period not to exceed 60 days in any 360-day period. If the duration of such suspension exceeds such applicable periods, we have agreed to pay predetermined special interest to the selling securityholder as described under “Description of the Series E Preferred Stock — Registration Rights.”

LEGAL MATTERS

Certain legal matters relating to Maryland law relating to the Series E Preferred Stock and shares of our common stock issuable upon conversion of the Series E Preferred Stock will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters described under “Federal Income Tax Considerations” in this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated by reference in this Prospectus and the related financial statement schedules incorporated by reference elsewhere in the Registration Statement, and the effectiveness of Anthracite Capital Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and financial statement schedules have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2007, and 2006, for the years ended December 31, 2007 and 2006, and for the period from March 21, 2005 (Inception) to December 31, 2005, relating to BlackRock Diamond Property Fund, Inc., incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the registration and sale of the securities being registered hereby. All of such fees and expenses, except the SEC registration fee, are estimated.

SEC Registration Fee	$4,027
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$95,000
Printing Expenses	$25,000
Miscellaneous	$10,000

TOTAL	$159,027

Item 15.    Indemnification of directors and Officers

As permitted by the Maryland General Corporation Law (“MGCL”), the registrant’s Charter obligates it to indemnify (i) its present and former directors and officers and to pay or reimburse reasonable expenses for such persons in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law and (ii) other employees and agents to the extent authorized by the registrant’s board of directors or the registrant’s Bylaws and as permitted by law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The registrant’s Bylaws implement the provisions relating to indemnification contained in its Charter. The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The registrant’s Charter contains a provision providing for elimination of the liability of its directors or officers to it or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The registrant will maintain for the benefit of its officers and directors, officers’ and directors’ insurance.

Item 16.    Exhibits

Exhibit No.	Description

4.1	Form of share certificate for common stock (incorporated by reference herein to Exhibit 4.1 to the Registrant’s registration statement on Form S-3, filed with the SEC on March 27, 2008)

4.2	Articles Supplementary establishing 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the SEC on April 7, 2008)

4.3	Articles Supplementary establishing 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock (incorporated by reference herein to Exhibit 3.2 to the Registrant’s Form 8-K, filed with the SEC on April 7, 2008)

4.4	Articles Supplementary establishing 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock (incorporated by reference herein to Exhibit 3.3 to the Registrant’s Form 8-K, filed with the SEC on April 7, 2008)

4.5*	Form of 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock Certificate

4.6*	Form of 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock Certificate

4.7*	Form of 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock Certificate

4.8	Registration Rights Agreement, dated as of April 4, 2008, between the Company and RECP IV Cite CMBS Equity, L.P. (incorporated by reference herein to Exhibit 10.2 to the Registrant’s Form 8-K, filed with the SEC on April 7, 2008)

5.1*	Opinion of Miles & Stockbridge P.C.

8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

12.1*	Statement regarding Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1*	Consent of Miles & Stockbridge P.C (included in opinion filed as Exhibit 5.1)

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion filed as Exhibit 8.1)

23.4*	Consent of Deloitte & Touche LLP

23.5*	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney

*	Filed herewith

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for purposes of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 3, 2008.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name: Richard M. Shea Title: President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of dates indicated below.

Signatures	Title	Date
/s/ Christopher A. Milner Christopher A. Milner	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2008

/s/ James J. Lillis James J. Lillis	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2008
* Carl F. Geuther	Chairman of the Board	June 3, 2008
* Scott M. Amero	Director	June 3, 2008
* Hugh R. Frater	Director	June 3, 2008
* Walter E. Gregg Jr.	Director	June 3, 2008
* Jeffrey C. Keil	Director	June 3, 2008
* John B. Levy	Director	June 3, 2008
* Deborah J. Lucas	Director	June 3, 2008
* Andrew P. Rifkin	Director	June 3, 2008

Richard M. Shea, by signing his name below, signs this document on behalf of each of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons and filed herewith.

* By:	/s/ Richard M. Shea
Richard M. Shea Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of share certificate for common stock (incorporated by reference herein to Exhibit 4.1 to the Registrant’s registration statement on Form S-3, filed with the SEC on March 27, 2008)

4.2	Articles Supplementary establishing 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the SEC on April 7, 2008)

4.3	Articles Supplementary establishing 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock (incorporated by reference herein to Exhibit 3.2 to the Registrant’s Form 8-K, filed with the SEC on April 7, 2008)

4.4	Articles Supplementary establishing 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock (incorporated by reference herein to Exhibit 3.3 to the Registrant’s Form 8-K, filed with the SEC on April 7, 2008)

4.5*	Form of 12% Series E-1 Cumulative Convertible Redeemable Preferred Stock Certificate

4.6*	Form of 12% Series E-2 Cumulative Convertible Redeemable Preferred Stock Certificate

4.7*	Form of 12% Series E-3 Cumulative Convertible Redeemable Preferred Stock Certificate

4.8	Registration Rights Agreement, dated as of April 4, 2008, between the Company and RECP IV Cite CMBS Equity, L.P. (incorporated by reference herein to Exhibit 10.2 to the Registrant’s Form 8-K, filed with the SEC on April 7, 2008)

5.1*	Opinion of Miles & Stockbridge P.C.

8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

12.1*	Statement regarding Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1*	Consent of Skadden, Arps, Slate, Meager & Flom LLP (included in opinion filed as Exhibit 5.1)

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion filed as Exhibit 8.1)

23.3*	Consent of Miles & Stockbridge P.C. (included in opinion filed as Exhibit 5.1)

23.4*	Consent of Deloitte & Touche LLP

23.5*	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney

*	Filed herewith